                                   EXHIBIT 12

                       BELLSOUTH TELECOMMUNICATIONS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                              FOR THE YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                              1995   1994   1993   1992   1991
                                             ------ ------ ------ ------ ------
1. Earnings
   (a) Income from continuing operations
        before deductions for taxes and
        interest...........................  $2,808 $3,606 $2,034 $3,014 $2,722
   (b) Portion of rental expense
       representative of interest factor...      62     80     80     87     75
                                             ------ ------ ------ ------ ------
    Total..................................  $2,870 $3,686 $2,114 $3,101 $2,797
                                             ====== ====== ====== ====== ======
2. Fixed charges
   (a) Interest............................  $  594 $  569 $  586 $  598 $  650
   (b) Portion of rental expense
       representative of interest factor...      62     80     80     87     75
                                             ------ ------ ------ ------ ------
    Total..................................  $  656 $  649 $  666 $  685 $  725
                                             ====== ====== ====== ====== ======
Ratio (1 divided by 2).....................    4.38   5.68   3.17   4.53   3.86
                                             ====== ====== ====== ====== ======
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